Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2015, by and among Reit Management & Research LLC, a Maryland limited liability company (“Managing Agent”), and Select Income REIT, a Maryland real estate investment trust (the “Company”), on behalf of itself and those of its subsidiaries as may from time to time own properties subject to this Agreement (each, an “Owner” and, collectively, “Owners”).

W I T N E S S E T H:

WHEREAS, Owners and Managing Agent are parties to a Property Management Agreement, dated as of March 12, 2012, as amended as of December 12, 2012 and May 9, 2014 (as so amended, the “Original Agreement”), pursuant to which Owners have engaged Managing Agent to manage various properties (the “Properties”) and Owners may, in the future, acquire additional properties which, unless otherwise expressly agreed, shall automatically become subject to this Agreement without amendment hereof, unless otherwise agreed by the Company and Managing Agent (collectively, the “Managed Premises”); and

WHEREAS, Owners and Managing Agent wish to continue the Original Agreement in force and effect with respect to services performed and fees due with respect to such services, on and prior to the date of this Agreement, but wish to amend and restate the Original Agreement as hereinafter provided, effective with respect to services performed and fees due with respect to such services after the date of this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, Owners and Managing Agent hereby agree that the Original Agreement is hereby amended and restated to read in its entirety as follows:

1.                                      Engagement.  Subject to the terms and conditions hereinafter set forth, Owners hereby continue to engage Managing Agent to provide the property management and administrative services with respect to the Managed Premises contemplated by this Agreement.  Managing Agent hereby accepts such continued engagement as managing agent and agrees to devote such time, attention and effort as may be appropriate to operate and manage the Managed Premises in a diligent, orderly and efficient manner.  Managing Agent may subcontract out some or all of its obligations hereunder to third parties; provided, however, that, in any such event, Managing Agent shall be and remain primarily liable to Owners for performance hereunder.

Notwithstanding anything to the contrary set forth in this Agreement, the services to be provided by Managing Agent hereunder shall exclude all services (including, without limitation, any garage management or cafeteria management services) whose performance by a manager to any Owner could give rise to an Owner’s receipt of “impermissible tenant service income” as defined in §856(d)(7) of the Internal Revenue Code of 1986 (as amended or superseded hereafter, the “Code”) or could in any other way jeopardize an Owner’s federal or state tax qualification as a real estate investment trust.

2.                                      General Parameters.  Any or all services may be performed or goods purchased by Managing Agent under arrangements jointly with or for other properties owned or managed by Managing Agent and the costs shall be reasonably apportioned.  Managing Agent may employ personnel who are assigned to work exclusively at the Managed Premises or partly at the Managed Premises and other buildings owned and/or managed by Managing Agent.  Wages, benefits and other related costs of centralized accounting personnel and employees employed by Managing Agent and assigned to work exclusively or partly at the Managed Premises shall be fairly apportioned and reimbursed, pro rata, by Owners in addition to the Fee and Construction Supervision Fee (each as defined in Section 6).

3.                                      Duties.  Without limitation, Managing Agent agrees to perform the following specific duties:

(a)                                 To seek tenants for the Managed Premises in accordance with market rents and to negotiate leases, including renewals thereof, and to lease space to tenants, at rentals, and for periods of occupancy all on market terms.  To employ appropriate means in order that the availability of rental space is made known to potential tenants, including, but not limited to, the employment of brokers.  The brokerage and legal expenses of negotiating such leases and leasing such space shall be paid by the applicable Owner.

(b)                                 To collect all rents and other income from the Managed Premises and to give receipts therefor, both on behalf of Owners, and deposit such funds in such banks and such accounts as are named, from time to time, by Owners, in agency accounts for and under the name of Owners.  Managing Agent shall be empowered to sign disbursement checks on these accounts.  Managing Agent may also use pooled bank accounts for the benefit of Owners and other owners for whom the Managing Agent provides services, provided separate records and accountings of such funds are maintained.

(c)                                  To make contracts for and to supervise any repairs and/or alterations to the Managed Premises, including tenant improvements on reasonable commercial terms.

(d)                                 For Owners’ account and at its expense, to hire, supervise and discharge employees as required for the efficient operation and maintenance of the Managed Premises.

(e)                                  To obtain, at Owners’ expense, appropriate insurance for the Managed Premises protecting Owners and Managing Agent while acting on behalf of Owners against all normally insurable risks relating to the Managed Premises and complying with the requirements of Owners’ mortgagee, if any, and to cause the same to be provided and maintained by all tenants with respect to the Managed Premises to the extent required by the terms of such tenants’ leases.  Notwithstanding the foregoing, Owners may determine to purchase insurance directly for their own account.

(f)                                   To promptly notify the applicable Owner’s insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises, and complete customary reports in connection therewith.

(g)                                  To procure all supplies, other materials and services as may be necessary for the proper operation of the Managed Premises, at Owners’ expense.

(h)                                 To pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available by Owners for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of Owners hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to Owners or as Owners shall from time to time direct.  In the event that the sum of the expenses to operate and the compensation due Managing Agent exceeds gross receipts in any month and no excess funds from prior months are available for payment of such excess, Owners shall pay promptly the amount of the deficiency thereof to Managing Agent upon receipt of statements therefor.

(i)                                     To keep Owners apprised of any material developments in the operation of the Managed Premises.

(j)                                    To establish reasonable rules and regulations for tenants of the Managed Premises.

(k)                                 On behalf of and in the name of Owner, to institute or defend, as the case may be, any and all legal actions or proceedings relating to the operation of the Managed Premises.

(l)                                     To maintain the books and records of Owners reflecting the management and operation of the Managed Premises, making available for reasonable inspection and examination by Owners or their representatives all books, records and other financial data relating to the Managed Premises at the place where the same are maintained.

(m)                             To prepare and deliver seasonably to tenants of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, or any other reason.

(n)                                 To aid, assist and cooperate with Owners in matters relating to taxes and assessments and insurance loss adjustments, notify Owners of any tax increase or special assessments relating to the Managed Premises and to enter into contracts for tax abatements services.

(o)                                 To provide such emergency services as may be required for the efficient management and operation of the Managed Premises on a twenty-four (24)-hour basis.

(p)                                 To enter into contracts on commercially reasonable terms for utilities (including, without limitation, water, fuel, electricity and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, ash, rubbish and garbage hauling, snow plowing, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate to the Managed Premises.

(q)                                 To seek market terms for all items purchased or services contracted by it under this Agreement.

(r)                                    To take such action generally consistent with the provisions of this Agreement as Owners might with respect to the Managed Premises if personally present.

(s)                                   To, from time to time, or at any time requested by the Board of Trustees of the Company (the “Trustees”), make reports of its performance of the foregoing services to the Company.

4.                                      Authority.  Owners give to Managing Agent the authority and powers to perform the foregoing duties on behalf of Owners and authorize Managing Agent to incur such reasonable expenses, as contemplated in Sections 2, 3 and 5 on behalf of Owners as are necessary in the performance of those duties.

5.                                      Special Authority of Managing Agent.  In addition to, and not in limitation of, the duties and authority of Managing Agent contained herein, Managing Agent shall perform the following duties:

(a)                                 Terminate tenancies and sign and serve in the name of Owners such notices therefor as may be required for the proper management of the Managed Premises.

(b)                                 At Owners’ expense, institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient, settle, compromise and release such actions or suits or reinstate such tenancies.

6.                                      Compensation.

(a)                                 In consideration of the services to be rendered by Managing Agent hereunder, Owners agree to pay and Managing Agent agrees to accept as its compensation (i) a management fee (the “Fee”) equal to three percent (3%) of the gross collected rents actually received by Owners from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, operating expense and tax escalations, and any other charges paid to Owners in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse Owners for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant; and (ii) a construction supervision fee (the “Construction Supervision Fee”) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, including, without limitation, all tenant and capital improvements in, on or about the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair, equal to five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions.

(b)                                 Unless otherwise agreed, the Fee shall be due and payable monthly, in arrears based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year.  The Construction Supervision Fee shall be due and payable periodically, as agreed by Managing Agent and Owners, based on actual costs incurred to date.

(c)                                  Notwithstanding anything herein to the contrary, Owners shall reimburse Managing Agent for reasonable travel expenses incurred when traveling to and from the Managed Premises while performing its duties in accordance with this Agreement; provided, however, that reasonable travel expenses shall not include expenses incurred for travel to and from the Managed Premises by personnel assigned to work exclusively at the Managed Premises.

(d)                                 Managing Agent shall be entitled to no other additional compensation, whether in the form of commission, bonus or the like for its services under this Agreement.  Except as otherwise specifically provided herein with respect to payment by Owners of legal fees, accounting fees, salaries, wages, fees and charges of parties hired by Managing Agent on behalf of Owners to perform operating and maintenance functions in the Managed Premises, and the like, if Managing Agent hires third parties to perform services required to be performed hereunder by Managing Agent without additional charge to Owners, Managing Agent shall (except to the extent the same are reasonably attributable to an emergency at the Managed Premises) be responsible for the charges of such third parties.

7.                                      Term of Agreement. This Agreement shall continue in force and effect until December 31, 2035, and, on December 31 of each year after the effective date of this Agreement (each, an “Extension Date”), the term of this Agreement shall be automatically extended an additional year so that the term of this Agreement thereafter ends on the twentieth anniversary of such Extension Date.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated prior to the expiration of the term:

(a)                                 by the Company (on behalf of itself and Owners), (i) upon sixty (60) days’ prior written notice to Managing Agent (such termination, a “Termination for Convenience”), (ii) for Cause, immediately upon written notice to Managing Agent (such termination, a “Termination for Cause”), (iii) for a Performance Reason, upon written notice to Managing Agent given within sixty (60) days after the end of the calendar year giving rise to such Performance Reason (such termination, a “Termination for Performance”), or (iv) by written notice at any time during the twelve (12)-month period immediately following the date a Managing Agent Change of Control occurred; or

(b)                                 by Managing Agent, for Good Reason, upon sixty (60) days’ prior written notice to the Company (or ninety (90) days if the Company takes steps to cure any relevant default within thirty (30) days of written notice to the Company).

Any notice of termination shall include the reason for such termination.

In the event of a Termination for Convenience by the Company or a termination by Managing Agent pursuant to Section 7(b), the Company shall pay Managing Agent an amount in cash (the “Full Termination Fee”) equal to the sum of the present values of Monthly Future Fees payable for the Remaining Term, determined by assuming that a Monthly Future Fee is payable for each month in the Remaining Term on the thirtieth (30th) day after the end of that month and calculating for each Monthly Future Fee the present value of that fee by applying a discount rate to that fee equal to one-twelfth (1/12) the sum of the applicable Treasury Rate plus 300 basis points, with monthly periods for discounting.

In the event of a Termination for Performance, the Company shall pay Managing Agent an amount in cash (the “Performance Termination Fee”) equal to the sum of the present values of Monthly Future Fees payable for the first one hundred twenty (120) months of the Remaining Term, determined by assuming that a Monthly Future Fee is payable for each of the first one hundred twenty (120) months in the Remaining Term on the thirtieth (30th) day after the end of that month and calculating for each Monthly Future Fee the present value of that fee by applying a discount rate to that fee equal to one-twelfth (1/12) the sum of the applicable Treasury Rate plus 300 basis points, with monthly periods for discounting.  It is expressly understood and agreed that a Termination for Performance and payment of the Performance Termination Fee is the Company’s intended remedy for a Performance Reason.

No Full Termination Fee or Performance Termination Fee shall be payable in the event of termination by the Company pursuant to Section 7(a)(ii) (Termination For Cause) or Section 7(a)(iv) (following a Managing Agent Change of Control).

The provisions of this Section 7 shall not apply as a limitation on the amount which may be paid by agreement of the Company and Managing Agent in connection with a transaction pursuant to which any assets or going business values of Managing Agent are acquired by the Company in association with termination of this Agreement and the Full Termination Fee or the Performance Termination Fee, as applicable, is in addition to any amounts otherwise payable to Managing Agent under this Agreement as compensation for services and for expenses of or reimbursement due to Managing Agent through the date of termination.

8.                                      Termination.  Upon termination of this Agreement with respect to any of the Managed Premises for any reason whatsoever, Managing Agent shall as soon as practicable turn over to Owners all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises, including, without limitation, all leases in the possession of Managing Agent and shall render to Owners a final accounting with respect thereto through the date of termination.  Owners shall be obligated to pay all compensation for services rendered by Managing Agent hereunder prior and up to the effective time of such termination, including, without limitation, any Fees and Construction Supervision Fees, and shall pay and reimburse to Managing Agent all expenses and costs incurred by Managing Agent prior and up to the effective time of such termination which are otherwise payable or reimbursable to Managing Agent pursuant to the terms of this Agreement (collectively, “Accrued Fees”).  The amount of such fees paid as compensation pursuant to the foregoing sentence shall be subject to adjustment in accordance with the annual reconciliation contemplated by Section 6(b) and consistent with past practices in performing such reconciliation.

A computation of all Accrued Fees and of the Termination Fee, if any, due upon termination shall be delivered by Managing Agent to the Company within thirty (30) days following the effective date of termination. The Accrued Fees and, to the extent applicable, the Full Termination Fee or Performance Termination Fee, due upon termination shall be payable within ten (10) business days following the delivery to the Company of such computation.

In addition to other actions on termination of this Agreement, for up to one hundred twenty (120) days following the date of notice of a termination of this Agreement, Managing Agent shall cooperate with the Company and the Owners and use commercially reasonable efforts to facilitate the orderly transfer of management of the Managed Premises.  In connection therewith Managing Agent shall assign to the Company, to one or more Owners, or to their designee(s), as directed by the Company, and the Company, such Owner(s) or their designee(s) shall assume, all contracts entered into by Managing Agent pursuant to this Agreement, but excluding all insurance contracts, and multi-property contracts not limited in scope to the Managed Premises and all contracts with affiliates of Managing Agent.  Managing Agent shall also transfer to the Company all proprietary information with respect to the Company and/or the Owners.  Additionally, the Company, one or more Owners, or their designee(s) shall have the right to offer employment to any employee of Managing Agent whom Managing Agent proposes to terminate in connection with a Covered Termination and Managing Agent shall cooperate with the Company, such Owners, or their designee(s) in connection therewith.

9.                                      Assignment of Rights and Obligations.

(a)                                 Without Owners’ prior written consent, Managing Agent shall not sell, transfer, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its rights and obligations hereunder, and any transfer, encumbrance or other disposition of an interest herein made or attempted in violation of this paragraph shall be void and ineffective, and shall not be binding upon Owners.  Notwithstanding the foregoing, Managing Agent may assign its rights and delegate its obligations under this Agreement to any subsidiary of Parent so long as such subsidiary is then and remains Controlled by Parent.

(b)                                 Owners, without Managing Agent’s consent, may not assign their respective rights or delegate their respective obligations hereunder.

(c)                                  Any assignment permitted hereunder shall not release the assignor hereunder.

10.                               Indemnification and Insurance.

(a)                                 Owners agree to defend, indemnify and hold harmless Managing Agent from and against all costs, claims, expenses and liabilities (including reasonable attorneys’ fees) arising out of Managing Agent’s performance of its duties in accordance with this Agreement including, without limitation, injury or damage to persons or property occurring in, on or about the Managed Premises and violations or alleged violations of any law, ordinance, regulation or order of any governmental authority regarding the Managed Premises except any injury, damage or violation resulting from

Managing Agent’s fraud, gross negligence or willful misconduct in the performance of its duties hereunder.

(b)                                 Owners and Managing Agent shall maintain such commercially reasonable insurance as shall from time to time be mutually agreed by Owners and Managing Agent.

11.                               Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third (3rd) business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company or the Owners:

Select Income REIT
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  President
Facsimile:  (617) 796-8335

with copies (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn:  Richard Teller
Facsimile:  (617) 338-2880

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, MD 21202
Attn: James J. Hanks, Jr., Esq.
Facsimile:  (410) 244-7742

If to Managing Agent:

Reit Management & Research LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  President
Facsimile:  (617) 928-1305

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attn:  Margaret R. Cohen
Facsimile:  (617) 305-4859

Saul Ewing LLP
500 E. Pratt Street, Suite 900
Baltimore, MD 21202-3133
Attn: Eric G. Orlinsky, Esq.
Facsimile:  (410) 332-8688

12.                               Limitation of Liability.  The Declarations of Trust establishing certain Owners, a copy of each, together with all amendments thereto (the “Declarations”), are duly filed with the Department of Assessments and Taxation of the State of Maryland, provide that the names of such Owners refers to the trustees under such Declarations collectively as trustees, but not individually or personally.  No trustee, officer, shareholder, employee or agent of such Owners shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, such Owners.  All persons and entities dealing with such Owners, in any way, shall look only to the respective assets of such Owners for the payment of any sum or the performance of any obligation of such Owners.  In any event, all liability of such Owners hereunder is limited to the interest of such Owners in the Managed Premises and, in the case of Managing Agent, to its interest hereunder.

13.                               Acquisitions and Dispositions of Properties.  Unless Owners and Managing Agent otherwise agree in writing, all Properties from time to time acquired by Owners or their affiliates shall automatically become subject to this Agreement without amendment hereof.  Similarly, this Agreement shall automatically terminate with respect to all properties disposed of by Owners in the ordinary course of business, effective upon such disposition.

14.                               Modification of Agreement.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

15.                               Independent Contractor.  This Agreement is not one of general agency by Managing Agent for Owners, but Managing Agent is being engaged as an independent contractor.  Nothing in this Agreement is intended to create a joint venture, partnership, tenancy-in-common or other similar relationship between Owners and Managing Agent for any purposes whatsoever, and, without limiting the generality of the foregoing, neither the terms of this Agreement nor the fact that Owners and Managing Agent have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

16.                               Governing Law.  The provisions of this Agreement and any Dispute (as defined below), whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

17.                               Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, any successors or permitted assigns of the parties hereto as provided herein.

18.                               No Third Party Beneficiary.  Except as otherwise provided in Section 21(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

19.                               Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

20.                               Survival.  Except for Sections 1 through 5 and Section 13, all other provisions of this Agreement shall survive the termination hereof.  Any termination of this Agreement shall be without prejudice to the rights of the parties hereto accrued prior to the termination or upon termination.

21.                               Arbitration.

(a)                                 Any disputes, claims or controversies arising out of or relating to this Agreement, the provision of services by Managing Agent pursuant to this Agreement or the transactions contemplated hereby, including any disputes, claims or controversies brought by or on behalf of Company, any Owner, Parent, Managing Agent or any holder of equity interests (which, for purposes of this Section 21, shall mean any holder of record or any beneficial owner of equity interests or any former holder of record or beneficial owner of equity interests) of Company, any Owner, Parent or Managing Agent, either on his, her or its own behalf, on behalf of Company, any Owner, Parent or Managing Agent or on behalf of any series or class of equity interests of Company, any Owner, Parent or Managing Agent or holders of any equity interests of Company, any Owner, Parent or Managing Agent against Company, any Owner, Parent or Managing Agent or any of their respective trustees, directors, members, officers, managers (including Managing Agent or its successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement or the governing documents of Company, any Owner, Parent or Managing Agent (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 21.  For the avoidance of doubt, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of Company, any Owner, Parent or Managing Agent and class actions by a holder of equity interests against those individuals or entities and Company, any Owner, Parent or Managing Agent.  For the avoidance of doubt, and not as a limitation, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 21, the term “equity interest” shall mean, (i) in respect of the Company, shares of beneficial interest of the Company, (ii) in respect of any other Owner, equity interests in that Owner, (iii) in respect of Managing Agent, “membership interest” in Managing Agent as defined in the Maryland Limited Liability Companies Act and (iv) in respect of Parent, shares of capital stock of Parent.

(b)                                 There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                                  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                                 There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                                  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 21(g), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(f)                                   Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s, Parent’s or Managing Agent’s, as applicable, award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                                  Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to, any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 21(f) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)                                 Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 21(g), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                                     This Section 21 is intended to benefit and be enforceable by the Company, Owners, Managing Agent, Parent and their respective holders of equity interests, trustees, directors, officers, managers (including Managing Agent or its successor), agents or employees, and their respective successors and assigns and shall be binding upon the Company, Owners, Managing Agent, Parent and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

22.                               Consent to Jurisdiction and Forum.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Baltimore, Maryland.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 11 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROVISION OF SERVICES BY MANAGING AGENT PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 21, this Section 22 shall not pre-empt resolution of the Dispute pursuant to Section 21.

23.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any pre-existing agreements with respect to such subject matter.  This Agreement constitutes an integral part of, and a condition to, the transactions contemplated by the Transaction Agreement entered into as of the date hereof by and among the Company, Managing Agent, Parent and Reit Management & Research Trust, a Massachusetts business trust.

24.                               Other Agreements.  The Company and Managing Agent are also parties to a Business Management Agreement, dated as of the date hereof, as in effect from time to time (the “Business Management Agreement”).  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Business Management Agreement and that the Business Management Agreement provides for its own separate rights and obligations of the parties thereto, including without limitation separate compensation payable by the Company to Managing Agent thereunder for services to be provided by the Managing Agent pursuant to the Business Management Agreement.

[Signature Page To Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Property Management Agreement as a sealed instrument as of the date above first written.

MANAGING AGENT:

REIT MANAGEMENT & RESEARCH LLC

	By:	/s/ Matthew P. Jordan
Name: Matthew P. Jordan
Title: Treasurer and Chief Financial Officer

OWNERS:

SELECT INCOME REIT, on its own behalf and on behalf of its subsidiaries

	By:	/s/ David M. Blackman
Name: David M. Blackman
Title: President and Chief Operating Officer

SOLELY IN RESPECT OF SECTION 21, PARENT:

REIT MANAGEMENT & RESEARCH INC.

	By:	/s/ Matthew P. Jordan
Name: Matthew. P Jordan
Title: Treasurer and Chief Financial Officer

[Signature Page to the Amended and Restated Property Management Agreement]

Exhibit A

Definitions

The following definitions shall be applied to the terms used in the Agreement for all purposes, unless otherwise clearly indicated to the contrary.  All capitalized terms used in this Exhibit A but not defined in this Exhibit A shall have the respective meanings given to those terms in the Agreement.  Unless otherwise noted, all section references in this Exhibit A refer to sections in the Agreement.

(1)                                 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

(2)                                 “Cause” shall mean: (i) Managing Agent engages in any act that constitutes bad faith, fraud, willful misconduct or gross negligence in the performance of its obligations under this Agreement; (ii) a default by Managing Agent in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by Managing Agent, the consequence of which is a Material Adverse Effect; (iii) Managing Agent is convicted of a felony; (iv) any executive officer or senior manager of Managing Agent is convicted of a felony or other crime, whether or not a felony, involving his or her duties as an employee of Managing Agent and who is not promptly discharged and any actual loss suffered by the Company as a result of such felony or crime is not promptly reimbursed; (v) any involuntary proceeding is commenced against Managing Agent seeking liquidation, reorganization or other relief with respect to Managing Agent or its debts under bankruptcy, insolvency or similar law and such proceeding is not dismissed in one hundred twenty (120) days; or (vi) Managing Agent authorizes the commencement of a voluntary proceeding seeking liquidation, reorganization or other relief with respect to Managing Agent or its debts under bankruptcy, insolvency or similar law or the appointment of a trustee, receiver, liquidator, custodian or similar official of Managing Agent or any substantial part of its property.

(3)                                 “Charitable Organization” shall mean an organization that is described in section 501(c)(3) of the Code (or any corresponding provision of a future United States Internal Revenue law) which is exempt from income taxation under section 501(a) thereof.

(4)                                 “Continuing Parent Directors” shall mean, as of any date of determination, any member of the Board of Directors of Parent, who was (i) a member of the Board of Directors of Parent as of the date of this Agreement or (ii) nominated for election or elected to the Board of Directors of Parent by, or whose election to the Board of Directors of Parent was made or approved by, (x) the affirmative vote of a majority of Continuing Parent Directors who were members of the Board of Directors of Parent at the time of such nomination or election (and not including a director whose initial assumption of office is in connection with an actual or threatened contested solicitation, including, without limitation, a consent or proxy solicitation, relating to the election of directors of Parent or an unsolicited tender offer or exchange offer for Parent’s voting securities) or (y) so long as Parent is Controlled by one or both Founders, by one or both Founders.

(5)                                 “Control” of an entity, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract or otherwise and the participles “Controls” and “Controlled” have parallel meanings.

(6)                                 “Covered Termination” shall mean a Termination for Convenience, a Termination for Performance or a termination by Managing Agent pursuant to Section 7(b).

(7)                                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(8)                                 “Founder” shall mean each of Barry M. Portnoy and Adam D. Portnoy.

(9)                                 “Good Reason” shall mean: (i) a default by the Company in the performance or observance of any material term, condition or covenant contained in this Agreement to be performed by the Company, the consequence of which was materially adverse to Managing Agent and which did not result from and was not attributable to any action, or failure to act, of Managing Agent, and such default shall continue for a period of sixty (60) days (or ninety (90) days if the Company takes steps to cure such default within thirty (30) days of written notice to the Company) after written notice thereof by Managing Agent specifying such default and requesting that the same be remedied in such sixty (60) day period; (ii) the Company materially reduces the duties and responsibilities historically performed by Managing Agent or materially reduces the scope of the authority of Managing Agent as historically exercised by Managing Agent under this Agreement, including, without limitation, the Company appoints or engages a Person or personnel to perform material services historically provided by Managing Agent or its personnel; or (iii) the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company (including securities of the Company’s subsidiaries) on a consolidated basis, other than a sale, lease, transfer, conveyance or other disposition to a subsidiary of the Company Controlled by the Company, an RMR Managed Company or another entity to which Managing Agent has agreed to provide management services.

(10)                          “Immediate Family Member” as used to indicate a relationship with any individual, shall mean (x) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other individual (other than a tenant or employee), which individual is sharing the household of that individual or (y) a trust, the beneficiaries of which are the individual and/or any Immediate Family Member of such individual.

(11)                          “Law” means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any governmental entity.

(12)                          “Managing Agent Change of Control” shall be deemed to have occurred upon any of the following events:

(i)                                     any “person” or “group”(as such terms are used in Sections 13(d) of the Exchange Act), other than a Permitted Managing Agent Transferee or a Person to whom Managing Agent would be permitted to assign this Agreement pursuant to Section 24 of this Agreement, becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, except that any person shall be deemed to beneficially own securities such person has a right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50%) or more of the then outstanding voting power of the voting securities of Managing Agent and/or Parent, as applicable;

(ii)                                  the consummation of any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Managing Agent (including securities of Managing Agent’s subsidiaries) on a consolidated basis, except the transfer of outstanding voting power of the voting securities of Managing Agent or Parent to a Permitted Managing Agent Transferee or if the transaction constitutes a permissible assignment under Section 9 of this Agreement; or

(iii)                               at any time, the Continuing Parent Directors cease for any reason to constitute the majority of the Board of Directors of Parent;

provided, however, that if Managing Agent is no longer a subsidiary of Parent as a result of a transaction not constituting a Managing Agent Change of Control, then a Managing Agent Change of Control shall be deemed to have occurred upon any of the foregoing events that affect Managing Agent only (and no Managing Agent Change of Control shall be deemed to have occurred if such event affects Parent).

(13)                          “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences, has had a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to: (i) any changes in general United States or global economic conditions; (ii) any changes in conditions generally affecting any of the industry(ies) in which the Company and its subsidiaries operate; (iii) any Performance Reason or any decline in the market price, credit rating or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such Performance Reason or decline may be taken into account in determining whether there has been a Material Adverse Effect); (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (v) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (vi) any actions that were not recommended by Managing Agent that are approved by the Independent Trustees, as defined in the Company’s Bylaws, as in effect from time to time, or the consequences thereof; (vii) any change in applicable Law or United States generally accepted accounting principles (or authoritative interpretations thereof); (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism; or (ix) any hurricane, tornado, flood, earthquake or other natural disaster.

(14)                          “Monthly Future Fee” shall mean (i) the sum of the total Fee and the total Construction Supervision Fee earned by Managing Agent under this Agreement for the twelve (12)-month period immediately preceding the effective date of a Covered Termination, divided by (ii) twelve (12), and rounded upward to the nearest whole number.

If there is a Covered Termination following a merger between the Company and another real estate investment trust to which Managing Agent is providing property management services (an “RMR Managed Company”), the Monthly Future Fee shall be calculated by reference to (i) the aggregate of the total Fee paid by the Company to Managing Agent and the total similar fee payable by the other RMR Managed Company to Managing Agent for the applicable period plus (ii) the aggregate of the total Construction Supervision Fee payable by the Company to Managing Agent and the total construction supervision fee payable by the other RMR Managed Company to Managing Agent for the applicable period, in each case for the period specified above.

If there is a Covered Termination following the spin-off of a subsidiary of the Company (by sale in whole or part to the public or distribution to the Company’s shareholders) to which the Company contributed Properties (the “Contributed Properties”) and which was an RMR Managed Company both at the time of the spin-off and on the date of the Covered Termination, in determining the Monthly Future Fee, if any portion of the period with respect to which the Monthly Future Fee is calculated is prior to the spin-off, the monthly installments of the Fee shall be reduced to the extent they are based upon the gross collected rents of the Contributed Properties for such period and the monthly installments of the Construction Supervision Fees shall be reduced to the extent they are based upon the construction renovation or repair activities at the Contributed Properties for such period.

(15)                          “Parent” shall mean Reit Management & Research Inc., a Maryland corporation.

(16)                          “Performance Reason” shall mean, for any period of three (3) consecutive calendar years beginning with the 2016 calendar year: (i) for each calendar year in such period, the TSR of the Company is less than (A) the percentage total shareholder return of the SNL Index (as defined in the Business Management Agreement) for the year, minus (B) five percent (5%) (for illustrative purposes and the avoidance of doubt, if the percentage total shareholder return of the SNL Index for a year is positive fifteen percent (15%), the TSR for the year must be less than ten percent (10%) in the same year to count as one of the three (3) consecutive years that may be included within a Performance Reason), and (ii) for each calendar year in such period, the TSR of the Company is less than the TSR (determined for each company separately) of sixty-six percent (66%) of the member companies in the SNL Index (for illustrative purposes and the avoidance of doubt, if there are ninety (90) member companies in the SNL Index, the Company’s TSR for a year must be less than the TSR of sixty (60) member companies in the SNL Index).  For purposes of the calculation of TSR and percentage total shareholder return of the SNL Index in clauses (i) and (ii) of the preceding sentence, each such calendar year shall be treated as a measurement period (a “Measurement Period”).

(17)                          “Permitted Managing Agent Transferee” shall mean: (A) Parent or any of its Controlled subsidiaries; (B) any employee benefit plan of Managing Agent, Parent or any of their respective Controlled subsidiaries; (C) any Founder or any of a Founder’s lineal descendants; (D) any Immediate Family Member of a Founder or any of an Immediate Family Member’s lineal descendants; (E) any Qualifying Employee, any Immediate Family Member of a Qualifying Employee or any of the Qualifying Employee’s or Immediate Family Member’s lineal descendants; (F) a Person described in clause (C), (D) or (E) to whom securities are transferred by will or pursuant to the laws of descent and distribution by a Person described in clause (C), (D) or (E) of this definition; (G) any entity Controlled by any Person or Persons described in clause (B), (C), (D), (E) or (F) of this definition; (H) a Charitable Organization Controlled by any Person or Persons described in clause (C), (D), (E) or (F) of this definition; (I) an entity owned, directly or indirectly, by shareholders (or equivalent) of Managing Agent or Parent in substantially the same proportions as their ownership of Managing Agent or Parent, as applicable, immediately prior to the acquisition of beneficial ownership; (J) any Person approved by the Company in writing; or (K) an underwriter temporarily holding securities of Managing Agent or Parent, as applicable, pursuant to an offering of such securities; provided, however, that “lineal descendants” shall not include Persons adopted after attaining the age of eighteen (18) years and any such adopted Person’s descendants, and further provided that any subsidiary described in clause (A) or (B), any entity described in clause (G) and Charitable Organization described in clause (H), shall only be a Permitted Managing Agent Transferee so long as it remains Controlled as provided in clause (A), (B), (G) or (H).

(18)                          “Person” shall mean an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

(19)                          “Qualifying Employee” means any employee of Managing Agent or Parent or any of their respective subsidiaries who is and has been an employee of Managing Agent or Parent or any of their respective subsidiaries for at least thirty-six (36) months.

(20)                          “Remaining Term” shall mean the remaining period in the term of this Agreement had the Agreement not been terminated (rounded to nearest month), up to a maximum of twenty (20) years.

(21)                          “Treasury Rate” shall mean, for the calculation of the present value of a Monthly Future Fee, the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity corresponding to the date that is the thirtieth (30th) day after the end of the month for which the Monthly Future Fee is assumed to be payable.  If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such period shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.  For purposes of calculating the applicable Treasury Rates, the most recent Federal Reserve Statistical Release H.15 (or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities) published prior to the required date of payment of the Termination Fee will be used.

If such statistical release is not published at the time of any determination under this Agreement, then any publicly available source of similar market data which shall be selected by Managing Agent, will be used.

(22)                          “TSR” of a company shall be determined by (i) subtracting, for the relevant Measurement Period, (A) the closing price of the common shares of the company on the principal national securities exchange (as defined in the Exchange Act) on which the shares are traded, on the last trading day immediately prior to the beginning of the Measurement Period (the “Initial Price” ) from (B) the sum of the average closing price of the common shares on the ten (10) consecutive trading days having the highest average closing prices during the final thirty (30) trading days of the Measurement Period, plus the aggregate amount of dividends declared in respect of a common share during the Measurement Period, and (ii) dividing the result by the Initial Price.